EXHIBIT 99.1

                                 PRESS RELEASE

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EXHIBIT 99.1

          Y-Tel International Board Changes Name & Sets Reverse Split

BROOMFIELD, Colo., January 18, 2007 -- Y-Tel International, Inc., (OTC BB: YTLI) announced today its board has changed its name to NexHorizon Communications, Inc. and set an 8.5 to 1 reverse split of its common shares, which was previously approved by shareholders. Additionally, the holders of the Series A, B and C preferred stock will be converted to common and be reversed 4.5 to 1. The effective date will be January 29, 2007.

Said Calvin D. Smiley, Sr., Y-Tel International CEO, "this realigns the Company's capital structure thus providing a solid foundation from which we can build upon. It accomplishes the issues surrounding our funding challenges and positions the Company for execution of its new business model. This is an exciting time for the company and our investors as management will be releasing information in the coming weeks and months regarding the name change, funding and acquisition targets for the company".


About Y-Tel International, Inc. (NexHorizon Communications, Inc.)

Y-Tel International, Inc. (OTC Bulletin Board: YTLI) is focused on delivering broadband solutions to rural communities through strategic acquisitions and mergers. The Company has closed on its first cable television system and has selected additional strategic cable television systems all to be upgraded and consolidated; resulting in increased bandwidth, improved customer service, and improved reliability. Y-Tel is focused on delivering a true "triple-play" of Voice over Internet Protocol (VoIP), Video-on-Demand (VoD), High-Speed Data services and other related broadband solutions. The Company plans to acquire rural cable television systems and synergistic technology to assist in executing its Strategic Business Plan.

SAFE HARBOR STATEMENT

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Y-Tel International, Inc. may differ materially from these statements due to a number of factors. Y-Tel International assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

To learn more contact Calvin D. Smiley, Sr. at 303-404-9700.